Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$1,727,000.00	$67.87

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $67.87 is offset against the registration fee due for this offering and of which $1,119,788.73 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2) Registration No. 333-134553

PRICING SUPPLEMENT NO. 756 dated March 26, 2008 to Prospectus Supplement dated May 30, 2006 and Prospectus dated May 30, 2006
LEHMAN BROTHERS HOLDINGS INC. Medium-Term Notes, Series I

100% Principal Protection

Accrual Notes with Interest Linked to the Year-Over-Year Change in the Consumer Price Index

Lehman Brothers Holdings Inc. $1,727,000 Notes due March 31, 2013

Investment Description

These 100% Principal Protection Accrual Notes with Interest Linked to the Year-Over-Year Change in the Consumer Price Index (the “Notes”) provide 100% principal protection if held to maturity and potential enhanced returns based on the CPI Year-Over-Year Change (as defined below) being greater than or equal to 2.5% on each CPI Determination Date (as defined below). Principal protection only applies if the Notes are held to maturity.

You will not earn interest during any calendar month if the CPI Year-Over-Year Change is less than 2.5% on the CPI Determination Date immediately preceding such calendar month. Accordingly, the actual interest payable on your Notes on any Quarterly Interest Payment Date may be zero and the return on your Notes over their term may be significantly less than the Base Rate or even zero.

Features

❑	Potential enhanced returns linked to the CPI Year-Over-Year Change being greater than or equal to 2.5% on each CPI Determination Date

❑	100% principal protection if held to maturity

❑	Base Rate of 6.40%

Key Dates

Trade Date	March 26, 2008
Settlement Date	March 31, 2008
Interest Payment Dates	Quarterly on the last Business Day of each March, June, September and December, commencing June 30, 2008
Maturity Date	March 31, 2013

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2 and “Final Terms” on page 3. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I (the “MTN Prospectus Supplement”), and this pricing supplement. See “ Key Risks” on page 7 of this pricing supplement and “Risk Factors” in the MTN Prospectus Supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, the MTN Prospectus Supplement or any other relevant terms. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	100%	1.50%	98.50%
Total	$1,727,000	$25,905	$1,701,095

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the MTN Prospectus Supplement and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, MTN Prospectus Supplement, this pricing supplement and any relevant free writing prospectus for complete details.

You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. at 1-877-827-2010 or Lehman Brothers Inc. at 1-888-603-5847.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	MTN Prospectus Supplement dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You seek an investment with a return linked to the year-over-year change in the Consumer Price Index and understand that complex factors influence inflation.

♦	You believe that, generally, the year-over-year change in the Consumer Price Index will be greater than or equal to 2.5% during the period you will hold the Notes.

♦	You seek an investment that offers 100% principal protection if the Notes are held to maturity.

♦	You are willing to hold the Notes to maturity, and are aware that there may be little or no secondary market for the Notes.

♦	You are comfortable holding Notes with unpredictable interest payments, which could result in your receiving no interest on your Notes for some or all of the five-year term of your Notes.

The Notes may not be suitable for you if, among other considerations:

♦	You believe that the year-over-year change in the Consumer Price Index will generally be less than 2.5%, resulting in an effective yield that is below that of a comparable fixed-rate debt instrument.

♦

You are uncomfortable holding Notes with unpredictable interest payments that may be negatively impacted by complex factors that influence inflation, and which could result in you receiving no interest for some or all of the five-year term of the Notes.

♦	You seek an investment for which there will be an active secondary market.

♦	You are unable or unwilling to hold the Notes until maturity.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 7 of this pricing supplement and “Risk Factors” in the MTN Prospectus Supplement for risks related to an investment in the Notes.

Final Terms

Issuer	Lehman Brothers Holdings Inc.

Ratings	(A+/A1/AA-)[1]

Principal Amount	$1,727,000

Issue Price	$1,000 per Note

Term	5 years

Base Rate	The Base Rate is 6.40% per annum

Applicable Interest Rate

For any Quarterly Interest Period, the Base Rate multiplied by a fraction (a) the numerator of which is equal to the number of calendar months in such Quarterly Interest Period with respect to which the CPI Year-Over-Year Change was greater than or equal to 2.5% on the applicable CPI Determination Date (as defined below) preceding each such calendar month and (b) the denominator of which is the total number of calendar months in that Quarterly Interest Period. In no event will the minimum Applicable Interest Rate be less than 0.00%

Quarterly Interest Period

Quarterly from (and including) each Interest Payment Date (or the Settlement Date, in the case of the first Quarterly Interest Period), to (but excluding) the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Quarterly Interest Period)

Interest Payment Dates	Quarterly on the last Business Day of each March, June, September and December, commencing June 30, 2008, and ending on the Maturity Date

CPI Determination Date	With respect to any calendar month, the last Business Day of the preceding month

Daycount Basis/ Business Day Convention:	30/360, unadjusted modified following

Denominations	$1,000 and integral multiples thereof.

Redemption Price	100% of the issue price per Note

Principal Protection	100% if held to maturity

Business Days:	New York

Calculation Agent:	Lehman Brothers Special Financing Inc.

CPI Year-Over-Year Change

For any calendar month during a Quarterly Interest Period, the year-over-year-change in the CPI with respect to the month immediately preceding the month that includes the CPI Determination Date, appearing on Bloomberg screen CPI YOY <Index> HP or any successor page or service. For example, the CPI Year-Over-Year Change for April 2008, the first calendar month of the term of the Notes (which begins on the Settlement Date), is 4.03%, reflecting the year-over-year change in the level of the CPI in February 2008 compared to the level of the CPI in February 2007. If the CPI Year-Over-Year Change does not appear on Bloomberg screen CPI YOY <Index> HP, and does not appear on a successor page or service, see “Consumer Price Index” below for additional information relating to the CPI generally

CPI

The Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers published by the Index Sponsor on their internet website www.bls.gov/cpi/home.htm, and currently available for references purposes only on Bloomberg Screen CPURNSA (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purposes of displaying the level of such CPI). In the event the CPI is not calculated, announced, published or is succeeded by a successor index, see “Consumer Price Index” below for additional information relating to the CPI generally

Index Sponsor	Bureau of Labor Statistics of the U.S. Department of Labor, or any successor index sponsor acceptable to the Calculation Agent

CUSIP	5252M0EV5

ISIN	US5252M0EV50

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA-by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Consumer Price Index

For purposes of the Notes, the CPI is the Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the Index Sponsor and reported on Bloomberg CPURNSA or any successor service. The CPI for a particular month is published during the following month. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. In calculating the CPI, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the Index Sponsor to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for CPI is the 1982-1984 average.

If the CPI Year-Over-Year Change does not appear on Bloomberg screen CPI YOY <Index> HP, and does not appear on a successor page or service, the Calculation Agent shall calculate the CPI Year-Over-Year Change using the following equation:

CPI Initial means, for each CPI Determination Date preceding a calendar month, the CPI level that is 14 months prior to the start of such calendar month (which is the CPI level that is published in the following month).

CPI Final means, for each CPI Determination Date preceding a calendar month, the CPI level that is 2 months prior to the start of such calendar month (which is the CPI level that is published in the following month).

If the CPI is (a) not calculated and announced by the Index Sponsor but is calculated and announced by a successor index sponsor or (b) replaced by a successor index, then the CPI will be deemed to be the index so calculated and announced by that successor index sponsor or that successor index, as the case may be.

If the Index Sponsor fails to calculate and announce the CPI (and the preceding paragraph does not apply) or the CPI ceases to be published at all, then the applicable substitute index for the Notes will be that chosen by the Secretary of the Treasury for the Department of Treasury’s Inflation-Linked Treasuries (as described at 62 Federal Register 846-874 January 6, 1997).

Notwithstanding the fact that the published CPI to be used in any calculation of CPIInitial or CPIFinal is subsequently revised by the Index Sponsor, the Calculation Agent shall determine the Applicable Interest Rate payable using the CPI published prior to any such revision; provided however, that if such revision is made in order to correct a manifest error (as determined by the Calculation Agent in its sole and absolute discretion), the Calculation Agent shall use the CPI as so corrected.

Note Offering

We are offering 100% Principal Protection Notes with interest linked to the year-over-year change in the CPI, which we refer to in this pricing supplement as the “Notes.”

You will receive interest payments based on the Applicable Interest Rate, as determined by the Calculation Agent, payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing on June 30, 2008 (each such date an “Interest Payment Date”). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial Quarterly Interest Period will begin on, and include, the Settlement Date and end on, but exclude, the first Interest Payment Date. Each subsequent Quarterly Interest Period will begin on, and include, the Interest Payment Date for the preceding Quarterly Interest Period and end on, but exclude, the next following Interest Payment Date. The final Quarterly Interest Period will begin on, and include, the Interest Payment Date for the preceding Quarterly Interest Period and end on, but exclude, the Maturity Date or any earlier redemption date.

You will not earn interest with respect to any calendar month if the CPI Year-Over-Year Change is less than 2.5% on the CPI Determination Date immediately preceding such calendar month. Accordingly, the actual interest payable on your Notes on any Quarterly Interest Payment Date may be zero and the return on your Notes over their term may be significantly less than the Base Rate or even zero.

The interest payable on any Interest Payment Date will depend on the CPI Year-Over-Year Change being greater than or equal to 2.5% on each CPI Determination Date:

Step 1: Determine the CPI Year-Over-Year Change on each CPI Determination Date

The CPI Year-Over-Year Change, for any calendar month, measures the year-over-year change in the Consumer Price Index that is 2 months prior to the CPI Determination Date preceding such calendar month, appearing on Bloomberg screen CPI YOY <Index> HP or any successor page or service.

Step 2: Calculate the Applicable Interest Rate

For any Quarterly Interest Period, the Applicable Interest Rate will equal the Base Rate multiplied by a fraction (a) the numerator of which is equal to the number of calendar months in such Quarterly Interest Period with respect to which the CPI Year-Over-Year Change was greater than or equal to 2.5% on the applicable CPI Determination Date (as defined below) preceding each such calendar month and (b) the denominator of which is the total number of calendar months in that Quarterly Interest Period. In no event will the minimum Applicable Interest Rate be less than 0.00%.

Another way to express the Applicable Interest Rate for a Quarterly Interest Period is as follows:

Applicable Interest Rate = Base Rate x (n/N)

where “n” is equal to the number of calendar months in respect of which the CPI Year-Over-Year Change was greater than or equal to 2.5% on the CPI Determination Date preceding each such calendar month; and “N” is the total number of calendar months in that Quarterly Interest Period.

Step 3: Calculate the amount of interest to be paid on the Notes

The amount of interest to be paid on the Notes for a Quarterly Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Quarterly Interest Period and (c) the number of calendar days in that Quarterly Interest Period divided by 360 (with the number of calendar days to be calculated on the basis of a year of 360 days consisting of twelve 30-day months).

Hypothetical examples of how the Interest Rate is calculated

Assumptions:

Principal amount of the Notes:	$1,000

Number of calendar days in the Quarterly Interest Period:	90

Base Rate:	6.40% per annum

The following table illustrates how the Applicable Interest Rate is calculated based on the number of calendar months during which the CPI Year-Over-Year Change is greater than or equal to 2.5%:

Base Rate	Number of calendar months during which the CPI Year- Over-Year Change is greater than or equal to 2.5%	Applicable Interest Rate (annualized)	Interest amount paid in the Quarterly Interest Period
6.40%	3	6.40%	$16.00
6.40%	2	4.27%	$10.68
6.40%	1	2.13%	$ 5.33
6.40%	0	0.000%	$ 0.00

Given the Base Rate and the number of calendar months in respect of which the CPI Year-Over-Year Change is greater than or equal to 2.5% during that Quarterly Interest Period (as set out in the table), the Applicable Interest Rate and the amount of interest to be paid is calculated, respectively, as follows:

$1,000 x Applicable Interest Rate (annualized) x (90/360) = Interest amount paid in the Quarterly Interest Period

The Applicable Interest Rate equals the Base Rate multiplied a fraction (a) the numerator of which is equal to the number of calendar months in such Quarterly Interest Period with respect to which the CPI Year-Over-Year Change was greater than or equal to 2.5% on the applicable CPI Determination Date (as defined below) preceding each such calendar month and (b) the denominator of which is the total number of calendar months in that Quarterly Interest Period. In no event will the minimum Applicable Interest Rate be less than 0.00%.

Fluctuations in the CPI Year-Over-Year Change make the Applicable Interest Rate on the Notes unpredictable and, as a result, the effective return to holders of the Notes may be lower than anticipated or even be zero for one or more Quarterly Interest Periods.

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note for all tax purposes you agree to treat, the Notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the MTN Prospectus Supplement.

Key Risks

An investment in the Notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. You should read the risks summarized below in conjunction with, and the risks summarized below are qualified by reference to, the risks described in “Risk Factors” in the MTN Prospectus Supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

♦

Limitations on returns on the Notes—The interest payable on the Notes is uncertain, and movements in the CPI will affect whether or not and the extent to which you will receive interest on the Notes in any Quarterly Interest Period. The maximum Applicable Interest Rate will be the Base Rate of 6.40% per annum. However, there is a risk that the CPI Year-Over-Year Change, determined on each CPI Determination Date, may be less than 2.5%, in which event no interest will accrue for the calendar month immediately following such CPI Determination Date, which will decrease the amount of interest payable on the Notes on the related Interest Payment Date. There are multiple factors that have and will continue to impact the CPI Year-Over-Year Change. See “—The market value of the Notes may be influenced by unpredictable factors” and “—Principal protection only if you hold the Notes to maturity; changes in the value of the CPI could result in a substantial loss to you if you sell your Notes prior to maturity.” If the CPI Year-Over-Year Change is less than 2.5% on each CPI Determination Date during a Quarterly Interest Period, no interest will accrue for or be payable on the related Interest Payment Date, and as a result, your return on the Notes may be zero in any given Quarterly Interest Period. Fluctuations in the CPI may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated.

♦

Principal protection only if you hold the Notes to maturity; changes in the value of the CPI could result in a substantial loss to you if you sell your Notes prior to maturity—The trading value of the Notes will be affected by factors that interrelate in complex ways, including the level and direction of inflation rates, the anticipated level and potential volatility of the CPI, the method of calculating the CPI, the time remaining to the maturity of the Notes, the creditworthiness of Lehman Brothers Holdings Inc. and the availability of comparable instruments. In particular, to the extent that the CPI Year-Over-Year Change becomes less than 2.5%, or the market perceives that the risk of this occurring increases, the trading price of the Notes may be adversely affected. The Notes are principal-protected only if you hold the Notes to maturity. Although the Notes are principal-protected if held to maturity, if you sell this or any fixed income security prior to maturity, you may receive a dollar price less than 100% of the applicable principal amount of Notes sold.

♦

The market for the Notes may be illiquid—The Notes will not be listed on any securities exchange, and as a result, there may be little or no secondary market for the Notes. Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes easily, and you may only be able to sell your Notes at a dollar price less than 100% of the applicable principal amount of Notes sold. If at any time Lehman Brothers Inc. were to cease acting as a market maker, it is likely that there would be no secondary market for the Notes.

♦

Potential conflicts of interest—Lehman Brothers Special Financing Inc. and other affiliates of Lehman Brothers Holdings Inc. play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging Lehman Brothers Holdings Inc.’s obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of Lehman Brothers Holdings Inc. are potentially adverse to your interests as an investor in the Notes.

♦

Credit of Lehman Brothers Holdings Inc.—An investment in the Notes is subject to the creditworthiness of Lehman Brothers Holdings Inc. as issuer of the Notes, and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

♦

Commissions and hedging costs—The original issue price of the Notes includes the underwriting commissions and fees and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the Notes through one or more of its affiliates. Such cost includes such affiliates’ expected cost of providing the hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you will be able to sell the Notes in secondary market transactions, if at all, will likely be lower than the original issue price.

♦

Information about historical values may not be indicative of future values—Included below is information about the historical levels of the CPI and the CPI Year-Over-Year Change. The historical levels have been furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the CPI or the CPI Year-Over-Year Change that may occur in the future. There are multiple factors that have and will continue to impact the CPI Year-Over-Year Change and fluctuations in the CPI and the CPI Year-Over-Year Change may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated. See “—The market value of the Notes may be influenced by unpredictable factors” and “—Principal protection only if you hold the Notes to maturity; changes in the value of the CPI could result in a substantial loss to you if you sell your Notes prior to maturity.” The value of the Notes at any given time will not necessarily track the movements in the CPI.

♦

The market value of the Notes may be influenced by unpredictable factors—The existence, magnitude and longevity of the risks associated with the Notes depend on factors over which neither Lehman Brothers Holdings Inc., UBS Financial Services Inc. nor any of their respective affiliates have any control and that cannot readily be foreseen, including, but not limited to, economic events, changes in monetary policy, inflation, interest rate volatility, supply and demand for the Notes, market expectations, political, legislative, accounting, tax and other regulatory events, and financial events. See also “—Principal protection only if you hold the Notes to maturity; changes in the value of the CPI could result in a substantial loss to you if you sell your Notes prior to maturity.” The CPI has experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. As a holder of the Notes, you will receive interest payments that will be affected by changes in the CPI. Such changes may be significant. Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which neither Lehman Brothers Holdings Inc., UBS Financial Services Inc. nor any of their respective affiliates have any control.

♦

You must rely on your own evaluation of the merits of an investment linked to the CPI—In the ordinary course of their businesses, Lehman Brothers Holdings Inc., UBS Financial Services Inc. or their respective affiliates may from time to time express views on expected movements in the level of the CPI and/or inflation rates generally. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. In connection with your purchase of the Notes, you should not rely on views which may be expressed by Lehman Brothers Holdings Inc., UBS Financial Services Inc. or their respective affiliates in the ordinary course of their businesses with respect to the CPI, inflation rates or other interest rate movements.

Historical Levels of the CPI

The following table shows, for illustrative purposes, the historical levels of the CPI from January, 1998 to February, 2008, as reported by the Index Sponsor and reported on Bloomberg Screen CPURNSA, and the CPI Year-Over-Year Change, appearing on Bloomberg screen CPI YOY <Index> HP.

Historical levels of the CPI are not an indication of the future levels of the CPI during the term of the Notes. In the past, the CPI has experienced periods of volatility, and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Holders of the Notes will receive interest payments that will be affected by changes in the CPI and such changes may be significant. The level and direction of the CPI is a function of the changes in specified consumer prices over time and depends on a number of interrelated factors, including economic, financial and political events, over which neither Lehman Brothers Holdings Inc., UBS Financial Services Inc. nor any of their respective affiliates has any control.

You should consider the risk that the Applicable Interest Rate calculation provisions applicable to the Notes is based upon the CPI and the CPI itself and the way the Index Sponsor calculates the CPI may change in the future or the CPI may no longer be published. There can be no assurance that the Index Sponsor will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest payment with respect to the Notes, and therefore the secondary market for, and the market value of the Notes, may be significantly reduced.

Date	CPI	CPI Y-o-Y%	Date	CPI	CPI Y-o-Y%	Date	CPI	CPI Y-o-Y%
2/29/2008	211.693	4.03	9/30/2004	189.9	2.54	5/31/2001	177.7	3.62
1/31/2008	211.08	4.28	8/31/2004	189.5	2.65	4/30/2001	176.9	3.27
12/31/2007	210.036	4.08	7/31/2004	189.4	2.99	3/31/2001	176.2	2.92
11/30/2007	210.177	4.31	6/30/2004	189.7	3.27	2/28/2001	175.8	3.53
10/31/2007	208.936	3.54	5/31/2004	189.1	3.05	1/31/2001	175.1	3.73
9/30/2007	208.49	2.76	4/30/2004	188	2.29	12/31/2000	174	3.39
8/31/2007	207.917	1.97	3/31/2004	187.4	1.74	11/30/2000	174.1	3.45
7/31/2007	208.299	2.36	2/29/2004	186.2	1.69	10/31/2000	174	3.45
6/30/2007	208.352	2.69	1/31/2004	185.2	1.93	9/30/2000	173.7	3.45
5/31/2007	207.949	2.69	12/31/2003	184.3	1.88	8/31/2000	172.8	3.41
4/30/2007	206.686	2.57	11/30/2003	184.5	1.77	7/31/2000	172.8	3.66
3/31/2007	205.352	2.78	10/31/2003	185	2.04	6/30/2000	172.4	3.73
2/28/2007	203.499	2.42	9/30/2003	185.2	2.32	5/31/2000	171.5	3.19
1/31/2007	202.416	2.08	8/31/2003	184.6	2.16	4/30/2000	171.3	3.07
12/31/2006	201.8	2.54	7/31/2003	183.9	2.11	3/31/2000	171.2	3.76
11/30/2006	201.5	1.97	6/30/2003	183.7	2.11	2/29/2000	169.8	3.22
10/31/2006	201.8	1.31	5/31/2003	183.5	2.06	1/31/2000	168.8	2.74
9/30/2006	202.9	2.06	4/30/2003	183.8	2.22	12/31/1999	168.3	2.68
8/31/2006	203.9	3.82	3/31/2003	184.2	3.02	11/30/1999	168.3	2.62
7/31/2006	203.5	4.15	2/28/2003	183.1	2.98	10/31/1999	168.2	2.56
6/30/2006	202.9	4.32	1/31/2003	181.7	2.60	9/30/1999	167.9	2.63
5/31/2006	202.5	4.17	12/31/2002	180.9	2.38	8/31/1999	167.1	2.26
4/30/2006	201.5	3.55	11/30/2002	181.3	2.20	7/31/1999	166.7	2.14
3/31/2006	199.8	3.36	10/31/2002	181.3	2.03	6/30/1999	166.2	1.96
2/28/2006	198.7	3.60	9/30/2002	181	1.51	5/31/1999	166.2	2.09
1/31/2006	198.3	3.99	8/31/2002	180.7	1.80	4/30/1999	166.2	2.28
12/31/2005	196.8	3.42	7/31/2002	180.1	1.46	3/31/1999	165	1.73
11/30/2005	197.6	3.46	6/30/2002	179.9	1.07	2/28/1999	164.5	1.61
10/31/2005	199.2	4.35	5/31/2002	179.8	1.18	1/31/1999	164.3	1.67
9/30/2005	198.8	4.69	4/30/2002	179.8	1.64	12/31/1998	163.9	1.61
8/31/2005	196.4	3.64	3/31/2002	178.8	1.48	11/30/1998	164	1.55
7/31/2005	195.4	3.17	2/28/2002	177.8	1.14	10/31/1998	164	1.49
6/30/2005	194.5	2.53	1/31/2002	177.1	1.14	9/30/1998	163.6	1.49
5/31/2005	194.4	2.80	12/31/2001	176.7	1.55	8/31/1998	163.4	1.62
4/30/2005	194.6	3.51	11/30/2001	177.4	1.90	7/31/1998	163.2	1.68
3/31/2005	193.3	3.15	10/31/2001	177.7	2.13	6/30/1998	163	1.68
2/28/2005	191.8	3.01	9/30/2001	178.3	2.65	5/31/1998	162.8	1.69
1/31/2005	190.7	2.97	8/31/2001	177.5	2.72	4/30/1998	162.5	1.44
12/31/2004	190.3	3.26	7/31/2001	177.5	2.72	3/31/1998	162.2	1.37
11/30/2004	191	3.52	6/30/2001	178	3.25	2/28/1998	161.9	1.44
10/31/2004	190.9	3.19				1/31/1998	161.6	1.57

The following chart shows, for illustrative purposes, the CPI Year-Over-Year Change from January, 1998 to February, 2008. Fluctuations in the level of the CPI make the Notes’ effective Interest Rate difficult to predict and can result in effective Interest Rates to investors that are lower than anticipated. In addition, historical CPI Year-Over-Year Changes are not necessarily indicative of future CPI Year-Over-Year Changes, and fluctuations in inflation rates and inflation rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be higher or lower than those that have occurred historically.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc., and its affiliates, and to Lehman Brothers Inc., together referred to as the “Agents”, and the Agents will agree to purchase, all of the Notes at the price indicated on the cover hereof.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN Prospectus Supplement and the base prospectus.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We or one of our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.